Exhibit 5.8

Harney Westwood & Riegels Craigmuir Chambers PO Box 71, Road Town Tortola, British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547 www.harneys.com

4 October 2010	Your Ref

	Our Ref	040745.0003/TNC

	Doc ID	2765781_1

MagnaChip Semiconductor Holding Company Limited

PO Box 71, Road Town, Tortola

British Virgin Islands

and

Jones Day

1755 Embarcadero Road

Palo Alto, CA 94303

Dear Sirs

MagnaChip Semiconductor Holding Company Limited, Company No. 523249 (the “Company”)

1.

We are lawyers qualified to practise in the British Virgin Islands and have been asked to advise in connection with the preparation and filing of the Registration Statement on Form S-1 (Registration No. 333-168790) filed by MagnaChip Semiconductor SA, a société anonyme organized under the laws of Luxembourg (“Luxco”), MagnaChip Semiconductor Finance Company, a Delaware corporation (“Finco” and, together with Luxco, the “Issuers”), the Company and the other registrants (together with the Company, the “Guarantors”) on 12 August 2010 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as amended, (the “Registration Statement”).

Upon the effectiveness of the Registration Statement, certain holders propose to offer to resell up to $35,000,000 aggregate principal amount of the Issuers’ 10.500% Senior Notes due 2018 (the “Notes”) registered under the Securities Act, which are guaranteed by the Guarantors (the “Guarantee”), and were originally offered pursuant to the Purchase Agreement dated 6 April 2010 by and among the Issuers, the Guarantors and Goldman, Sachs & Co., Barclays Capital Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated as representatives of the purchasers, Goldman, Sachs & Co., Barclays Capital Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co., Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC. The Notes and the Guarantee were issued pursuant to the terms of the Indenture dated 9 April 2010 by and among the Issuers, the Guarantors and Wilmington Trust FSB as trustee the Issuers, the Guarantors named therein, incorporated by reference as Exhibit 4.4 to the Registration Statement.

A list of partners is available for inspection at our offices.

British Virgin Islands      Cyprus      London      Hong Kong

2.	For the purpose of this opinion, we have examined the following documents:

	(a)	a electronically transmitted copy of the final form draft of the Guarantee; and

	(b)	(i) a copy of the Memorandum and Articles of Association and Certificate of Incorporation of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 5 July 2010;

(ii)

a facsimile copy of the unanimous written resolutions of the directors of the Company dated 6 April 2010 approving the Company’s entry into, and authorising the execution by the Company of the Guarantee (the “Directors’ Resolutions”);

(iii)

an original registered agent’s certificate dated 13 July 2010 identifying the directors, officers and shareholder of the Company, issued by Harneys Corporate Services Limited, the Company’s registered agent (the “Registered Agent’s Certificate”);

(iv) the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 30 September 2010; and

(v) the records of proceedings on file with, and available for inspection on 30 September 2010 at the High Court of Justice, British Virgin Islands.

3.	For the purposes of this opinion we have assumed without further enquiry:

	(a)	the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals;

	(b)	the genuineness of all signatures and seals;

	(c)	the accuracy and completeness of all corporate minutes, resolutions and records which we have seen;

	(d)	the accuracy of any and all representations of fact expressed in or implied by the documents we have examined;

(e)

that the information disclosed by our searches at the British Virgin Islands High Court Registry and of the Registry of Corporate Affairs and our oral enquiries at the British Virgin Islands High Court Registry was then accurate and has not since been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time of our searches and that such oral enquiry did not fail to elicit any material information;

	(f)	that the Guarantee constitutes valid, legally binding and enforceable obligations of the Company under the laws of the State of New York by which law it is expressed to be governed;

	(g)	that all the obligations under the Guarantee of each party to it other than the Company are legal, valid, binding and enforceable in accordance with their terms on that party;

(h)

that no director of the Company has a financial interest in or other relationship to a party to the transaction contemplated by the Guarantee or if an interest does exist, that shareholder approval or ratification will be obtained; and

	(i)	that the Directors’ Resolutions remain in full force and effect.

4.	Based on the foregoing, and subject to the qualifications expressed below, our opinion is as follows:

(a)

The Company is a company duly incorporated with limited liability under the International Business Companies Act (Cap 291) and validly existing in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name.

	(b)	The Company has full capacity to enter into and perform its obligations under the Guarantee.

	(c)	The Company has taken all necessary action to authorise its entry into the Guarantee and the exercise of its rights and the performance of its obligations under the Guarantee.

	(d)	The Guarantee will be treated by the courts of the British Virgin Islands as the legally binding, valid and enforceable obligation of the Company.

5.

This opinion is confined to and given on the basis of the laws of the British Virgin Islands as they are in force at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.

6.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters” and to the reliance on the opinions expressed herein by Jones Day for the purposes of its opinions being delivered and filed as Exhibit 5.1 to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Other than in connection with the Registration Statement and as set forth above, this opinion is not to otherwise be made available to or relied upon by any person other than the addressees, nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority.

Yours faithfully /s/ Harney Westwood & Riegels HARNEY WESTWOOD & RIEGELS

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